Exhibit 99.3

Who is Altaris?

•	Altaris Capital Partners is an investment firm that is focused on the global healthcare industry.

•	Altaris has a broad portfolio of businesses with strong technology and domain expertise in Analogic’s end markets, and is well positioned to enhance Analogic’s ability to deliver innovative product technology and service offerings to customers.

•	Over the last 15 years, Altaris has made 34 investments and has deep experience in the manufacturing and marketing of medical devices, imaging technologies and diagnostic equipment. Analogic will represent Altaris’s 17th company to design and manufacture high value, FDA-regulated medical products.

What does today’s announcement mean for employees?

•	There is no immediate change in our day-to-day work or focus, particularly as there will be some time until the transaction closes, which is expected in mid-2018.

•	Until then, Analogic will remain a public company, and we must continue to maintain focus on our daily responsibilities, and on meeting and exceeding the needs of our valued customers.

•	One of the reasons Altaris was so attracted to our Company is because of the people.

•	Altaris plans to invest in the business with a focus on growing the Company for the long-term.

•	After the transaction closes, which is expected in mid-2018, Altaris will develop and implement its go-forward plans.

•	This has been the approach Altaris has taken with many of their other company acquisitions.

When is the transaction expected to close?

•	The transaction is expected to close in mid-2018, subject to receipt of approval by Analogic stockholders, regulatory approval and other customary closing conditions.

•	The path towards closing requires many steps to secure necessary approvals, including multiple filings with the Securities and Exchange Commission, such as the preparation and filing of our proxy statement and convening a stockholder meeting to vote on the transaction.

•	We will keep you informed as this process moves forward.

What can employees expect after the transaction has been completed and Analogic is under the Altaris umbrella? Will anything change?

•	One of the reasons Altaris was so attracted to our Company is because of the people.

•	Altaris plans to invest in the business with a focus on growing the Company for the long-term.

•	This has been the approach Altaris has taken with many of their other company acquisitions.

What should employees tell customers if they ask about the transaction and their relationship with Analogic?

•	We have developed customer communications that highlight Analogic’s continued commitment to meeting and exceeding the needs of our valued customers. Please speak with your manager or corporate communications for more detail.

•	We are pleased to let our customers know that this transaction is great news, that they can continue to rely on the excellent service they expect and deserve, and that partnering with Altaris will give us the resources to support our growth and the execution of our strategic plans for our healthcare and security businesses.

•	From their perspective, they should not expect any changes, and we will keep them apprised of any updates.

Will employees continue to report to their same principal or manager?

•	Yes; day-to-day, we don’t expect any immediate changes.

•	We will notify you of any changes.

What will happen to employee stock grants when the deal closes?

•	After the deal closes, which is expected in mid-2018, shares of Analogic stock will be converted into cash based on the merger consideration of $84.00 per share. As this is an all cash transaction, all employees that own stock will receive a cash payment. We will share more details at a later date.

Who are the principal managers at Altaris?

•	The team at Altaris is comprised of a number of highly qualified leaders with deep industry experience, including:
o	George Aitken-Davies, co-founder and Managing Director
o	Daniel Tully, co-founder and Managing Director
o	David Ellison, Managing Director
o	Jim O’Brien, Managing Director
o	Dr. Robert Watson, Managing Director

Analogic Corporation                8 Centennial Drive, Peabody, MA 01960                978-326-4000                 www.analogic.com